Exhibit 99.1

NEWS RELEASE

February 25, 2020

AVANGRID Reports Fourth Quarter and Full Year 2019 Earnings Results

•	Commissioned 831 mega-watts (MW) of Renewables’ projects in 2019; including 605 MW in the fourth quarter

•	Rate decision in ME and significant progress in NY rate case settlement discussions

•	New England Clean Energy Connect transmission project received key approval from ME’s Land Use Planning Commission

•	Park City Wind 804 MW project selected in CT Offshore Wind Request for Proposal (RFP)

•	Closed on the sale of 50% of our Dry Lake Wind Farm II and Copper Crossing Solar projects

•	Recently executed power purchase agreements: 215 MWdc solar project in Oregon and 57 MWdc solar project with 11 MW battery storage in California

(Orange, CT – February 25, 2020) Today AVANGRID, Inc. (NYSE: AGR) reported consolidated U.S. GAAP net income of $223 million, or $0.72 per share, for the fourth quarter ended December 31, 2019, compared to $119 million, or $0.38 per share, for the same period in 2018. For the full year 2019, consolidated net income was $700 million, or $2.26 per share, compared to $595 million, or $1.92 per share, for the full year 2018.

On a non-U.S. GAAP adjusted basis, consolidated net income for the fourth quarter 2019 was $230 million, or $0.74 per share, compared to $173 million, or $0.56 per share, for the same period in 2018. For the full year 2019, non-U.S. GAAP consolidated adjusted net income was $673 million, or $2.17 per share, compared to $684 million, or $2.21 per share, for the full year 2018.

“We are disappointed with our financial results for what was ultimately a challenging year,” said James P. Torgerson, chief executive officer of AVANGRID. “As in recent years, continued low wind production impacted the results in our Renewables business. In our Networks business, outage restoration and staging costs and a penalty from a review of our 2018 storm response in New York negatively impacted our results. However, our accomplishments in 2019 position us well for the future. We reached significant milestones in rate cases, achieved key approvals for the New England Clean Energy Connect transmission project, commissioned 831 MW of Renewables’ projects, and our Park City Wind project was selected in Connecticut’s Offshore RFP.”

“In 2020, we will continue executing on our long-term strategy, focusing on delivering growth in our Networks and Renewables businesses, developing strategic projects and continuous improvement efforts to drive innovation and efficiencies,” added Torgerson.

	U.S. GAAP Net Income (Loss) - $M
	Three Months ended December 31,			Year ended December 31,
	2019	2018	‘19 vs ‘18	2019	2018	‘19 vs ‘18
Networks	$110	$103	$6	$463	$478	$(15)
Renewables	102	7	94	254	148	106
Corporate	12	8	4	(17)	(12)	(5)
Gas Storage	—	1	(1)	—	(19)	19

Net Income	$223	$119	$104	$700	$595	$105

	U.S. GAAP Earnings (Loss) Per Share
	Three Months ended December 31,			Year ended December 31,
	2019	2018	‘19 vs ‘18	2019	2018	‘19 vs ‘18
Networks	$0.35	$0.33	$0.02	$1.50	$1.54	$(0.05)
Renewables	0.33	0.02	0.31	0.82	0.48	0.34
Corporate	0.04	0.02	0.01	(0.06)	(0.04)	(0.02)
Gas Storage	—	0.00	(0.00)	—	(0.06)	0.06

Earnings Per Share	$0.72	$0.38	$0.34	$2.26	$1.92	$0.34

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding

Non-U.S. GAAP adjusted earnings and adjusted earnings per share exclude the Gas Storage and Trading businesses and certain losses related to their sale, mark-to-market adjustments in the Renewables segment, accelerated depreciation derived from repowering of wind farms, loss from held for sale measurement, the impact of the Tax Act and restructuring charges. For additional information, see “Use of Non-U.S. GAAP Financial Measures” and “Reconciliation of Non-U.S. GAAP Financial Measures” at the end of the release.

Avangrid Networks

Earnings for the fourth quarter 2019 compared to 2018 benefited from rate adjustments in Connecticut and Massachusetts and efficiencies, partially offset by higher depreciation expense due to additional assets in service, lower transmission revenues in Maine, a settlement from the 2018 New York storm review and an unfavorable reliability revenue adjustment at New York State Electric and Gas Corporation.

Earnings for the full year 2019 compared to 2018 benefited from rate adjustments in New York, Connecticut and Massachusetts and efficiencies, which were more than offset by higher depreciation expense, lower transmission revenues in Maine, increased outage restoration and staging costs and the settlement and unfavorable revenue adjustment mentioned above.

Avangrid Renewables

Earnings for the fourth quarter 2019 compared to 2018 benefited primarily from income from the sale of assets, higher mark-to-market earnings and efficiencies, partially offset by unfavorable pricing-related impacts.

Earnings for the full year 2019 compared to 2018 benefited primarily from income from the sale of assets, higher mark-to-market earnings, efficiencies and favorable thermal and trading activities, partially offset by unfavorable pricing-related impacts and production, expiring production tax credits and income recorded in 2018 from release of collateral for two power purchase agreements and settlement of a counterparty bankruptcy proceeding.

Corporate

Corporate primarily reflects net interest expenses and taxes period over period. Earnings for the fourth quarter of 2019 compared to 2018 benefited from favorable discrete tax items and other, which were partially offset by increased interest expense related to new debt.

Earnings for the full year 2019 compared to 2018 decreased due to increased interest expense and lower favorable discrete tax items.

Gas Storage

The sales of the Gas Storage and Trading businesses were completed on May 1 and March 1, 2018, respectively.

Outlook

AVANGRID’s U.S. GAAP consolidated earnings outlook and adjusted non-U.S. GAAP consolidated earnings outlook for 2020 are projected to be $2.06-$2.26 per share and $2.17-$2.37 per share, respectively.

AVANGRID believes the adjusted consolidated earnings outlook is useful in understanding and evaluating actual and projected financial performance of the company. Details of the earnings segments are summarized as follows.

Outlook - Estimated EPS
	U.S. GAAP(1)	Non-U.S. GAAP Adjusted
Networks	$1.69 - $1.94	$1.70 - $1.95
Renewables	$0.35 - $0.55	$0.45 - $0.65
Corporate	($0.19) - ($0.05)	($0.19) - ($0.05)
EPS	$2.06 - $2.26	$2.17 - $2.37

(1)	Includes Restructuring/Forward 2020+ costs, the MtM portion asset or liability that will be realized in ‘20 & an estimate of accelerated depreciation on repowering

Amounts may not add due to rounding; Estimates are not expected to be additive

Assumes approx. 309.5 million shares outstanding

Key Risks & Opportunities

+/- Federal Energy Regulatory Commission Return on Equity decision

+/- New York rate case outcome

+/- Wind production and wind project commercial operation dates

+/- Outage restoration and staging costs

+/- Sales/partnerships of renewable projects

+/- Merchant pricing

+/- Taxes

+/- Controlling Operations and Maintenance expenses

+/- Implementing best practices and operating efficiencies

For additional information, see “Reconciliation of Non-U.S. GAAP Adjusted 2019 Outlook Estimated EPS” at the end of the release.

Webcast

AVANGRID will webcast an audio-only financial presentation in conjunction with releasing fourth quarter and full year 2019 earnings tomorrow, Wednesday, February 26th beginning at 10:00 A.M. Eastern time. The webcast will feature a presentation from Avangrid’s CEO, James P. Torgerson and other members of the executive team, and can be accessed through the Investor Relations’ section of AVANGRID’s website.

# # #

About AVANGRID: AVANGRID, Inc. (NYSE: AGR) is a leading, sustainable energy company with approximately $34 billion in assets and operations in 24 U.S. states. With headquarters in Orange, Connecticut, AVANGRID has two primary lines of business: Avangrid Networks and Avangrid Renewables. Avangrid Networks owns eight electric and natural gas utilities, serving more than 3.3 million customers in New York and New England. Avangrid Renewables owns and operates a portfolio of renewable energy generation facilities across the United States. AVANGRID employs approximately 6,500 people. Sustainable Development AVANGRID supports the U.N.’s Goals and was named among the World’s Most Ethical Companies in 2019 by the Ethisphere Institute. For more information, visit www.avangrid.com.

Contacts:

Analysts: Patricia Cosgel 203-499-2624

Media: Zsoka McDonald 203-499-3809

Forward Looking Statements

Certain statements in this presentation may relate to our future business and financial performance and future events or developments involving us and our subsidiaries that are not purely historical and may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of forward-looking terms such as “may,” “will,” “should,” “would,” “could,” “can,” “expect(s),” “believe(s),” “anticipate(s),” “intend(s),” “plan(s),” “estimate(s),” “project(s),”“assume(s),” “guide(s),” “target(s),” “forecast(s),” “are (is) confident that” and “seek(s)” or the negative of such terms or other variations on such terms or comparable terminology. Such forward looking statements include, but are not limited to, statements about our plans, objectives and intentions, outlooks or expectations for earnings, revenues, expenses, Forward 2020+ Mid-period Assessment initiatives, or other future financial or business performance, strategies or expectations, or the impact of legal or regulatory matters on our business, results of operations or financial condition. Such statements are based upon the current reasonable beliefs, expectations and assumptions of our management and are subject to significant risks and uncertainties that could cause actual outcomes and results to differ materially. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements include, without limitation, the risks and uncertainties set forth under the section entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2018 and our Quarterly Report on Form 10-Q for the nine months ended September 31, 2019, which are on file with the U.S. Securities and Exchange Commission (SEC) and available on our investor relations website at www.Avangrid.com and on the SEC website at www.sec.gov. Additional information will also be set forth in subsequent filings with the SEC. You should consider these factors carefully in evaluating for-ward looking statements. Should one or more of these risks or uncertainties materialize, or should any of the underlying assumptions prove incorrect, actual results may vary in material respects from those expressed or implied by these forward-looking statements. You should not place undue reliance on these forward-looking statements. We do not undertake any obligation to update or revise any forward-looking statements to reflect events or circumstances after the date of this presentation whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Use of Non-U.S. GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with U.S. GAAP, we consider adjusted net income and adjusted earnings per share as non-GAAP financial measures that are not prepared in accordance with U.S. GAAP. The non-GAAP financial measures we use are specific to AVANGRID and the non-GAAP financial measures of other companies may not be calculated in the same manner. We use these non-GAAP financial measures, in addition to U.S. GAAP measures, to establish operating budgets and operational goals to manage and monitor our business, evaluate our operating and financial performance and to compare such performance to prior periods and to the performance of our competitors. We believe that presenting such non-GAAP financial measures is useful because such measures can be used to analyze and compare profitability between companies and industries by eliminating the impact of certain non-cash charges. In addition, we present non-GAAP financial measures because we believe that they and other similar measures are widely used by certain investors, securities analysts and other interested parties as supplemental measures of performance.

We define adjusted net income as net income adjusted to exclude restructuring charges, mark-to-market earnings from changes in the fair value of derivative instruments used by AVANGRID to economically hedge market price fluctuations in related underlying physical transactions for the purchase and sale of electricity, loss from held for sale measurement, accelerated depreciation derived from repowering of wind farms, impact of the Tax Act and adjustments for the non-core Gas storage business. We believe adjusted net income is more useful in understanding and evaluating actual and projected financial performance and contribution of AVANGRID core lines of business and to more fully compare and explain our results. The most directly comparable U.S. GAAP measure to adjusted net income is net income. We also define adjusted earnings per share, or adjusted EPS, as adjusted net income converted to an earnings per share amount.

The use of non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, AVANGRID’s U.S. GAAP financial information, and investors are cautioned that the non-GAAP financial measures are limited in their usefulness, may be unique to AVANGRID and should be considered only as a supplement to AVANGRID’s U.S. GAAP financial measures. The non-GAAP financial measures may not be comparable to other similarly titled measures of other companies and have limitations as analytical tools.

Non-GAAP financial measures are not primary measurements of our performance under U.S. GAAP and should not be considered as alternatives to operating income, net income or any other performance measures determined in accordance with U.S. GAAP.

Investors and others should note that AVANGRID routinely posts important information on its website and considers the Investor Relations section, www.avangrid.com/wps/portal/avangrid/Investors,a channel of distribution.

Avangrid, Inc.

Condensed Consolidated Statements of Income

(In Millions except per share amounts)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
($M)	2019	2018	2019	2018
Operating Revenues	$1,609	$1,665	$6,338	$6,478

Operating Expenses
Purchased power, natural gas and fuel used	408	456	1,509	1,653
Loss from assets held for sale	—	—	—	16
Operations and maintenance	587	614	2,301	2,248
Depreciation and amortization	253	211	934	855
Taxes other than income taxes	145	135	591	579

Total Operating Expenses	1,393	1,416	5,335	5,351

Operating Income	216	249	1,003	1,127

Other Income and (Expense)
Other income (expense)	118	(9)	119	(66)
Earnings from equity method investments	2	2	3	10
Interest expense, net of capitalization	(80)	(84)	(306)	(303)

Income Before Income Tax	256	158	819	768

Income tax expense	40	42	143	170

Net Income	216	116	676	598

Net loss (income) attributable to noncontrolling interests	7	3	24	(3)

Net Income Attributable to Avangrid, Inc.	$223	$119	$700	$595

Earnings per Common Share, Basic:	$0.72	$0.38	$2.26	$1.92

Earnings per Common Share, Diluted:	$0.72	$0.38	$2.26	$1.92

Weighted-average # of Common Shares Outstanding (M):
Basic	309.5	309.5	309.5	309.5
Diluted	309.5	309.7	309.5	309.7

Amounts may not add due to rounding

Reconciliation of Non-U.S.GAAP Financial Measures

Avangrid, Inc.

Reconciliation of Non-U.S. GAAP Adjusted Net Income (Loss) - $M

(Unaudited)

	Three Months ended December 31,			Year ended December 31,
	2019	2018	‘19 vs ‘18	2019	2018	‘19 vs ‘18
Networks	$110	$103	$6	$463	$478	$(15)
Renewables	102	7	94	254	148	106
Corporate	12	8	4	(17)	(12)	(5)
Gas Storage	—	1	(1)	—	(19)	19

GAAP Net Income	$223	$119	$104	$700	$595	$105
Adjustments:
Restructuring charges	3	2	0	6	4	2
Mark-to-market earnings - Renewables	(10)	16	(26)	(76)	25	(101)
Loss from held for sale measurement	—	—	—	—	16	(16)
Accelerated depreciation from repowering	18	3	15	33	3	30
Impact of the Tax Act	—	40	(40)	—	46	(46)
Income tax impact of adjustments*	(3)	(5)	3	10	6	4
Gas Storage, net of tax	—	(1)	1	—	(11)	11

Adjusted Net Income	$230	$173	$57	$673	$684	$(11)

*

2019: Income tax impact of adjustments: $20.0M from mark-to-market (MtM) earnings and $(8.7)M from accelerated depreciation - Renewables, $(1.7)M from restructuring charges - Networks, Renewables and Corporate.

*

2018: Income tax impact of adjustments: $(6.6)M from mark-to-market (MtM) adjustment and $(0.7)M from accelerated depreciation - Renewables, $(1.1)M from restructuring charges - Networks, $14.4M from loss from held for sale measurement - Gas.

	Non-U.S. GAAP Adjusted Net Income (Loss) - $M
	Three Months ended December 31,			Year ended December 31,
	Adjusted 2019	Adjusted 2018	Adjusted ‘19 vs ‘18	Adjusted 2019	Adjusted 2018	Adjusted ‘19 vs ‘18
Networks	$110	$110	$0	$466	$486	$(21)
Renewables	108	37	70	223	185	38
Corporate	12	26	(14)	(15)	13	(28)

Adjusted Net Income	$230	$173	$57	$673	$684	$(11)

Avangrid, Inc.

Reconciliation of Adjusted Non-U.S.GAAP Earnings (Loss) Per Share (EPS)

(Unaudited)

	Three Months ended December 31,			Year ended December 31,
	2019	2018	‘19 vs ‘18	2019	2018	‘19 vs ‘18
Networks	$0.35	$0.33	$0.02	$1.50	$1.54	$(0.05)
Renewables	0.33	0.02	0.31	0.82	0.48	0.34
Corporate	0.04	0.02	0.01	(0.06)	(0.04)	(0.02)
Gas Storage	—	0.00	(0.00)	—	(0.06)	0.06

GAAP Earnings Per Share	$0.72	$0.38	$0.34	$2.26	$1.92	$0.34
Adjustments:
Restructuring charges	0.01	0.01	0.00	0.02	0.01	0.01
Mark-to-market earnings - Renewables	(0.03)	0.05	(0.09)	(0.25)	0.08	(0.33)
Loss from held for sale measurement	—	—	—	—	0.05	(0.05)
Accelerated depreciation from repowering	0.06	0.01	0.05	0.11	0.01	0.10
Impact of the Tax Act	—	0.13	(0.13)	—	0.15	(0.15)
Income tax impact of adjustments*	(0.01)	(0.02)	0.01	0.03	0.02	0.01
Gas Storage, net of tax	—	(0.00)	0.00	—	(0.04)	0.04

Adjusted Earnings Per Share	$0.74	$0.56	$0.18	$2.17	$2.21	$(0.04)

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding

*	2019: EPS Income tax impact of adjustments: $0.06 from mark-to-market (MtM) earnings and $(0.03) from accelerated depreciation - Renewables.
*	2018: EPS Income tax impact of adjustments: $(0.02) from mark-to-market (MtM) adjustment - Renewables, $(0.01) from restructuring charges - Networks, $0.05 from loss from held for sale measurement.

	Non-U.S. GAAP Adjusted Earnings (Loss) Per Share
	Three Months ended December 31,			Year ended December 31,
	Adjusted 2019	Adjusted 2018	Adjusted ‘19 vs ‘18	Adjusted 2019	Adjusted 2018	Adjusted ‘19 vs ‘18
Networks	$0.36	$0.35	$0.00	$1.50	$1.57	$(0.07)
Renewables	0.35	0.12	0.23	0.72	0.60	0.12
Corporate	0.04	0.08	(0.04)	(0.05)	0.04	(0.09)

Adjusted Earnings Per Share	$0.74	$0.56	$0.18	$2.17	$2.21	$(0.04)

Weighted-avg # of Shares (M):	309.5	309.5		309.5	309.5

Amounts may not add due to rounding

Avangrid, Inc.

Reconciliation of Non-U.S. GAAP Adjusted 2020 Outlook - Estimated EPS

Networks	$1.69 - $1.94
Renewables	$0.35 - $0.55
Corporate	($0.19) - ($0.05)
U.S. GAAP EPS(1)	$2.06 - $2.26
Adjustments:
Restructuring/Forward 2020+ costs	$0.02
Mark-to-market adjustments	$0.04
Accelerated depreciation on repowering	$0.05
Adjusted EPS	$2.17 - $2.37

Reconciliation of Non-U.S. GAAP Adjusted 2020 Outlook - Estimated EPS

Networks	$1.70 - $1.95
Renewables	$0.45 - $0.65
Corporate	($0.19) - ($0.05)
Adjusted EPS	$2.17 - $2.37

(1)	Includes Restructuring/Forward 2020+ costs, the MtM portion asset or liability that will be realized in ‘20 & an estimate of accelerated depreciation on repowering

Amounts may not add due to rounding; Estimates are not expected to be additive

Assumes approx. 309.5 million shares outstanding